As filed with the Securities and Exchange Commission on February 24, 2005
Registration Statement No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

METROPOLITAN HEALTH NETWORKS, INC.

(Exact name of Registrant as specified in its Charter)

Florida	65-0635748
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

250 Australian Avenue South, Suite 400
West Palm Beach, FL. 33401
(Address of principal executive offices, including zip code)

2001 STOCK OPTION PLAN

SUPPLEMENTAL STOCK OPTION PLAN

OMNIBUS EQUITY COMPENSATION PLAN

(Full title of the Plans)

Michael M. Earley
Chief Executive Officer
Metropolitan Health Networks, Inc.
250 Australian Avenue South, Suite 400
West Palm Beach, FL. 33401
561-805-8513

(Name, address and telephone number, including area code, of agents for service)

With a copy to:

David E. Wells
Hunton & Williams LLP
1111 Brickell Avenue
Suite 2500
Miami, FL 33131
305-810-2591

CALCULATION OF REGISTRATION FEE

			Proposed maximum	Proposed maximum
Title of securities	Amount to be		offering price	aggregate	Amount of
to be registered	registered(1)		per share(6)	offering price(6)	registration fee
Common Stock, $0.001 par value	1,577,043	(2)	$0.916	$1,444,571.39	$170.03
Common Stock, $0.001 par value	7,276,242	(3)	$1.834	$13,344,627.83	$1,570.66
Common Stock, $0.001, par value	2,799,800	(4)	$2.32	$6,495,536.00	$764.53
Common Stock, $0.001 par value	3,200,200	(5)	$2.88	$9,216,576.00	$1,084.79

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock (the “Common Stock”) of Metropolitan Health Networks, Inc. (the “Company”) registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the registration of 1,577,043 shares of Common Stock underlying outstanding options granted pursuant to the Company’s 2001 Stock Option Plan. The remaining 422,957 shares authorized for issuance under Company’s 2001 Stock Option Plan have been retired by the Compensation Committee and the Board of Directors of the Company by formal resolution dated February 21, 2005.

(3)	Represents the registration of 7,276,242 shares of Common Stock underlying outstanding options granted pursuant to the Company’s Supplemental Stock Option Plan. The remaining 977,000 shares authorized for issuance under the Company’s Supplemental Stock Option Plan have been retired by the Compensation Committee and the Board of Directors of the Company by formal resolution dated February 21, 2005.

(4)	Represents the registration of 2,799,800 shares of Common Stock underlying outstanding options granted pursuant to the Company’s Omnibus Equity Compensation Plan.

(5)	Represents the registration of 3,200,200 shares reserved for issuance under options to be granted pursuant to the Company’s Omnibus Equity Compensation Plan.

(6)	The aggregate offering price, estimated solely for the purpose of determining the registration fee under Rule 457(h) of the Securities Act, of the 3,200,200 shares reserved for issuance under options to be granted pursuant to the Company’s Omnibus Equity Compensation Plan was calculated in accordance with Rule 457(c), using the average of the high and low price reported by the American Stock Exchange (the “AMEX”) on February 18, 2005. The aggregate offering price, estimated solely for purposes of determining the registration fee under Rule 457(h) of the Securities Act, of the 11,653,085 shares issuable upon the exercise of options granted pursuant to the Company’s 2001 Stock Option Plan, Supplemental Stock Option Plan and Omnibus Equity Compensation Plan is based upon the weighted average exercise price at which the options may be exercised in accordance with Rule 457(h)(1).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent to holders of options in accordance with the provisions of Rule 428(b)(1) promulgated under the Securities Act. Pursuant to the Note to Part I of Form S-8, this information is not being filed as part of this Registration Statement.

     A reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 is being filed with the Securities Exchange Commission (the “Commission”) as part of this Registration Statement.

Item 1. Plan Information.

Not required to be filed with the Commission.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

I-1

REOFFER PROSPECTUS

METROPOLITAN HEALTH NETWORKS, INC.

1,236,917 Shares of Common Stock

     The Selling Shareholders are certain employees, non-employee directors and consultants of Metropolitan Health Networks, Inc., a Florida corporation (the “Company”), who may offer and sell from time to time, for their own accounts, up to 1,236,917 shares of common stock of the Company (the “Common Stock”) acquired through the exercise of stock options issued to them by the Company pursuant to the Company’s 2001 Stock Option Plan and/or Supplemental Stock Option Plan. Apart from the Company’s receipt of the exercise price for the options, the Company will not receive any proceeds from such sales.

     The Selling Shareholders propose to sell the shares from time to time in transactions occurring either on or off the American Stock Exchange (the AMEX”) at prevailing market prices or at negotiated prices which they expect to be near to the market price of the shares at the time of the sale. Sales may be made through brokers or dealers who are expected to receive customary commissions or discounts in connection with the sales. The Selling Shareholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

The Company’s Common Stock is listed for trading on the AMEX under the symbol “MDF.”

     PURCHASE OF THE COMPANY’S COMMON STOCK INVOLVES SUBSTANTIAL RISK. PLEASE SEE “RISK FACTORS,” WHICH BEGINS ON PAGE 2 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof

Metropolitan Health Networks, Inc.
250 Australian Avenue South, Suite 400
West Palm Beach, FL. 33401
561-805-8500

The date of this prospectus is February 23, 2005.

RISK FACTORS

     You should carefully consider the risks described below before buying the Company’s Common Stock. If any of the risks described below actually occurs, that event could cause the trading price of our Common Stock to decline, and you could lose all or part of your investment.

Failure to manage our growth effectively could harm our business and results of operation.

     We have experienced growth in our business during the last three years. Continued growth may impair our ability to provide our services efficiently and to manage our employees adequately. Our strategy is to focus on growth within geographic parameters, identifying regions throughout Florida. Future results of operations could be materially adversely affected if we are unable to manage our growth effectively.

Our quarterly results will likely fluctuate, which could cause the value of our Common Stock to decline.

     We are subject to quarterly variations in our medical expenses due to fluctuations in patient utilization. We have significant fixed operating costs and, as a result, are highly dependent on patient utilization to sustain profitability. Our results of operations for any quarter are not necessarily indicative of results of operations for any future period or full year. We experience increased patient population and greater use of medical services in the winter months. As a result, our results of operations may fluctuate significantly from period to period. In addition, there recently has been significant volatility in the market price of securities of health care companies that in many cases we believe has been unrelated to the operating performance of these companies. We believe that certain factors, such as legislative and regulatory developments, quarterly fluctuations in our actual or anticipated results of operations, lower revenues or earnings than those anticipated by securities analysts, and general economic and financial market conditions, could cause the price of our Common Stock to fluctuate substantially.

The loss of certain agreements and the capitated nature of our revenues could materially affect our operations.

     The majority of our revenues come from agreements with one managed care organization that provides for the receipt of capitated fees. The principal organization that we contract with is Humana. We have one-year renewable agreements with Humana to provide healthcare services to members in certain healthcare networks established or managed by Humana. For the twelve months ended December 31, 2004, approximately 99% of our revenue was obtained from these agreements. The Humana agreements may be terminated in the event we participate in activities Humana reasonably believes may adversely affect the health or welfare of any member or other material breach, or upon 180-day notice of non-renewal by either party. Failure to maintain these agreements, or successfully develop additional sources of revenue could adversely affect our financial condition. A continuing decline in enrollees in Medicare Advantage could also have a material adverse effect on our profitability.

Under Humana agreements we, through our affiliated providers, generally are responsible for the provision of all covered hospital benefits, as well as outpatient benefits, regardless of whether the affiliated providers directly provide the healthcare services associated with the covered benefits. To the extent that enrollees require more care than is anticipated, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, our operating results could be adversely affected. As a result, our success will depend in large part on the effective management of health care costs. Pricing pressures may have a material adverse effect on our operating results. Changes in health care practices, inflation, new technologies, and other factors affecting the delivery and cost of health care are beyond our control and may adversely affect our operating results.

Reimbursement for Our Managed Care Operations will be affected by the Medicare Risk Adjustment

     The Balanced Budget Act of 1997 directed the Health Care Financing Administration (now CMS) to replace the existing system of risk adjustment, which previously relied solely on demographic factors, with one that took enrollees health status into account (the “Medicare Risk Adjustment” or “MRA”). The demographic-only portion of the payment was adjusted for age, gender, Medicaid eligibility, institutional status and working aged status. The revised MRA portion of the payment, however, includes these same categories but adds health status as a new criteria. Such health status is measured by the previous medical costs for inpatient hospital stays incurred by the individual. These are then used to determine each individual’s expected future medical risk and, therefore, how much the health plan in which they are enrolled should be paid. To ensure that health plans had time to adjust to the new payment method, CMS built a five-year transition period into the MRA methodology it adopted. The initial data used to facilitate the transition to MRA was based solely upon inpatient hospital encounter data. For 2000 and 2001, under the Balanced Budget Refinement Act of 1999 (“BBRA”) the transition to risk adjustment was based upon a blend percentage consisting of 10% risk adjustment payment and 90% on the adjustment for demographic factors. For 2002, the blend percentage was adjusted to 20% risk adjustment payment and 80% on the adjustment for demographic factors. The law required that the ambulatory data be incorporated beginning January 1, 2004, at which time the blend percentage consisted of 30% risk adjustment payment and 70% on the adjustment for demographic factors. In 2005, the blend percentage will consist of 50% risk adjustment payment and 50% on the adjustment for demographic factors. In 2006, the blend percentage will consist of 75% risk adjustment payment and 25% on the adjustment for demographic factors. In 2007, the blend percentage will consist of 100% risk adjustment payment and 0% on the adjustment for demographic factors. While the impact of the MRA methodology in Fiscal 2004 was favorable on our operating results, at this time it cannot be determined if this impact will be favorable or unfavorable in future years.

The development of management information systems may involve significant time and expense.

     Our management information systems are important components of the business and are becoming a more significant factor in our ability to remain competitive. We already possess a physician billing and collection system. We are participating in the development of an integrated management information system. The development and implementation of such systems involve the risk of unanticipated delay and expense, which could have an adverse impact on our operations.

The high cost of insurance could adversely effect our financial operation.

     As a result of the national malpractice award trends and the significant loss of professional insurance underwriting capacity, the cost of our medical malpractice insurance has increased while the coverage afforded under the policies available has decreased. Additionally, as a result of the events of September 11, 2001, as well as recent high profile director and officer related litigation, the cost of our director and officer insurance policy has increased. We anticipate that the cost for both our medical malpractice insurance as well as our director and officer insurance will continue to increase in 2005. We also maintain stop-loss insurance for which the premium is based on a cost per member. We may experience future increases in stop-loss insurance, which could have a material adverse effect on our business, financial condition and results of operations.

Our industry is already very competitive; increased competition could adversely affect our revenues.

     The health care industry is highly competitive and subject to continual changes in the method in which services are provided and the manner in which health care providers are selected and compensated. Companies in other health care industry segments, some of which have financial and other resources greater than we do, may become competitors in providing similar services. We may not be able to continue to compete effectively in this industry. Additional competitors may enter our markets and this increased competition may have an adverse effect on our revenues.

We are dependent upon our key management personnel for our future success.

     Our success depends to a significant extent on the continued contributions of our key management. We have no insurance policies for our executive officers. The loss of these key personnel could have a material adverse effect on our financial condition, results of operations and plans for future development. While we have employment contracts with certain key members of management, we compete with other companies for executive talent and there can be no assurance that highly qualified executives would be readily available.

The health care industry is highly regulated and our failure to comply with laws or regulations, or a determination that in the past we have failed to comply with laws or regulations, could have an adverse effect on our financial condition and results of operations.

     The health care services that we and our affiliated professionals provide are subject to extensive federal, state and local laws and regulations governing various matters such as the licensing and certification of our facilities and personnel, the conduct of our operations, our billing and coding policies and practices, our policies and practices with regard to patient privacy and confidentiality, and prohibitions on payments for the referral of business and self-referrals. If we fail to comply with these laws, or a determination is made that in the past we have failed to comply with these laws, our financial condition and results of operations could be adversely affected. Changes to health care laws or regulations may restrict our existing operations, limit the expansion of our business or impose additional compliance requirements. These changes, if effected, could have the effect of reducing our opportunities or continued growth and imposing additional compliance costs on us that may not be recoverable through price increases.

     Federal anti-kickback laws and regulations prohibit certain offers, payments or receipts of remuneration in return for referring Medicaid or other government-sponsored health care program patients or patient care opportunities or purchasing, leasing, ordering, arranging for or recommending any service or item for which payment may be made by a government-sponsored health care program. In addition, federal physician self-referral legislation, known as the Stark law, prohibits Medicare or Medicaid payments for certain services furnished by a physician who has a financial relationship with various physician-owned or physician-interested entities. These laws are broadly worded and, in the case of the anti-kickback law, have been broadly interpreted by federal courts, and potentially subject many business arrangements to government investigation and prosecution, which can be costly and time consuming. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored health care programs and forfeiture of amounts collected in violation of such laws, which could have an adverse effect on our business and results of operations. Florida also has anti-kickback and self-referral laws, imposing substantial penalties for violations.

Limitations of or reduction in reimbursement amounts or rates by government-sponsored healthcare programs could adversely affect our financial condition and results of operations.

     As of December 31, 2004 approximately 99% of our revenues were derived from reimbursements by various government-sponsored health care programs. These government programs, as well as private insurers, have taken and may continue to take steps to control the cost, use and delivery of health care services. The following events could result in an adverse effect on our financial condition and results of operations:

•	reductions in or limitations of reimbursement amounts or rates under programs,

•	reductions in funding of programs,

•	elimination of coverage for certain individuals or treatments under programs, which may be implemented as a result of increasing budgetary and cost containment pressures on the health care industry, or

•	new federal or state legislation reducing funding and reimbursements.

We have anti-takeover provisions which may make it difficult to replace or remove our current management.

     Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights, which could adversely affect the voting power, or other rights of the holders of our Common Stock. The ability of our board to issue preferred stock may prevent or frustrate shareholder attempts to replace or remove current management.

Due to the substantial number of our shares that will be eligible for sale in the near future, the market price of our Common Stock could fall as a result of sales of a large number of shares of Common Stock in the market, or the price could remain lower because of the perception that such sales may occur.

     These factors could also make it more difficult for us to raise funds through future offerings of our Common Stock. As of December 31, 2004, there were 48,004,262 shares of our Common Stock outstanding, all of which are freely tradable without restriction with the exception that approximately 11,600,000 shares, which are owned by certain of our officers, directors, affiliates and third parties, and may be sold publicly at any time subject to the volume and other restrictions under Rule 144 of the Securities Act of 1933.

     In addition, as of December 31, 2004, approximately 7,400,000 shares of our Common Stock were reserved for issuance upon the exercise of warrants and options which have been previously granted.

Our Common Stock has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increase the risk of loss to persons owning Common Stock.

     Because of the limited trading market for our Common Stock, and because of the possible price volatility, you may not be able to sell your shares of Common Stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our Common Stock may suffer greater declines because of its price volatility.

Dependency on Reimbursement by Third Parties

     The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and funding restrictions, any of which could have the effect of limiting or reducing reimbursement levels. A substantial portion of our managed care revenues is based upon Medicare reimbursable rates. Any changes that limit or reduce Medicare reimbursement levels could have a material adverse effect on our business. Further, significant changes have or may be made in the Medicare program, which could have a material adverse effect on our business, results of operations, prospects, financial results, financial condition or cash flows. In addition, the Congress of the United States may enact unfavorable legislation, which could adversely affect operations by, among other things, decreasing Medicare reimbursement rates.

Delisting of our Common Stock from AMEX, which is possible, would adversely affect us and the holders of those shares.

     Our Common Stock is listed on the AMEX. To maintain listing of securities, the AMEX requires satisfaction of certain maintenance criteria that we are not sure that we will continue to be able to satisfy. If we become unable to satisfy such maintenance criteria in the future and we fail to comply, our Common Stock may be delisted from trading on AMEX. If our Common Stock is delisted from trading on AMEX, then trading, if any, might thereafter be conducted in the over-the-counter market in the so-called “pink sheets” or on the “Electronic Bulletin Board” of the National Association of Securities Dealers, Inc. (the “NASD”) and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our Common Stock.

Our Common Stock may not be excepted from “Penny Stock” Rules, which may adversely affect the market liquidity of our Common Stock.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions For example, such exceptions include any equity security listed on a national securities exchange such as the AMEX. Currently, our Common Stock meets this exception. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. In addition, if our Common Stock becomes delisted from the AMEX and we do not meet another exception to the penny stock regulations, trading in our Common Stock, including exercising the rights offered hereby, would be covered by the Commission’s Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for non-national securities exchange listed securities. Under this rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share. If our Common Stock becomes subject to the regulations applicable to penny stocks, the market liquidity for our Common Stock could be adversely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell our Common Stock and thus the ability of purchasers of our Common Stock to sell their shares in the secondary market.

USE OF PROCEEDS

     Apart from the Company’s receipt of the exercise price upon the exercise of options, the Company will not receive any proceeds from the sale of any shares of Common Stock which may be offered hereby. The Selling Shareholders will receive all of the net proceeds from the sale of such Shares.

SELLING SHAREHOLDERS

     Shares of our Common Stock eligible for sale pursuant to this Prospectus or which may become eligible for sale pursuant to this prospectus whether or not the holders of these shares have any present intent to do so are shares which have been acquired by certain of our employees, non-employee directors and consultants prior to the date of this Prospectus pursuant to the Company’s 2001 Stock Option Plan and Supplemental Stock Option Plan (the “Plans”). Additional Selling Shareholders may be named in one or more supplements to this prospectus.

     The following table sets forth certain information with respect to the Selling Shareholders as of December 31, 2004.

	Number of			Number of	Percentage
	Shares			Shares	of Class
	Beneficially		Number of	to be	to be
	Owned		Shares	Beneficially	Beneficially
	Prior to		Being	Owned After	Owned After
Name	Offering (1)		Offered (2)	Offering (3)	Offering(4)
Salomon Melgen(5)	786,029	(6)	110,000	676,029	1.4%
Martin Santiago (7)	111,917		111,917	0	*
Karl Sachs (8)	876,975	(9)	255,000	621,975	1.3%
Lee B. Klevens (10)	100,000	(11)	100,000	0	*
Fred Sternberg (12)	681,700	(13)	660,000	21,700	*

*	Less than one percent.

(1)	Includes all shares of Common Stock owned by the Selling Shareholder as of December 31, 2004 and does not include shares of Common Stock which the Selling Shareholder has the right to acquire, through the exercise of options including those granted under the Plans, whether or not such right has yet become exercisable or will become exercisable within 60 days after December 31, 2004.

(2)	Includes certain shares of Common Stock acquired by the Selling Shareholder pursuant to the exercise of options granted under the Plans.

(3)	Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus; assumes that no other shares are acquired or transferred by the Selling Shareholder; and does not include shares of Common Stock which the Selling Shareholder has the right to acquire, through the exercise of options including those granted under the Plans, whether or not such right has yet become exercisable or will become exercisable within 60 days after December 31, 2004.

(4)	Calculation is based on 48,004,262 shares of Common Stock of the Company outstanding as of December 31, 2004.

(5)	Dr. Melgen served as a director of the Company from September 2002 until January 13, 2005. Through his company, Vitreo-Retinal Consultants, Inc., Dr. Melgen has also been a provider in the Company’s health services network for the past three years.

(6)	Does not include options to acquire 50,000 additional shares of Common Stock of the Company held by Dr. Melgen.

(7)	Mr. Santiago was a Director of Operations and Assistant Medical Director for the Company in the Daytona market from 2000 to 2003. He is no longer employed by the Company.

(8)	Mr. Sachs has served as a director of the Company since September 2002.

(9)	Does not include options to acquire 25,000 additional shares of Common Stock of the Company held by Mr. Sachs.

(10)	Mr. Klevens served as Director of Clinical Services for the Company from October 2001 through July 2002. Mr Klevens served as President of the Pharmacy Division of the Company from August 2002 through October 2003. Mr. Klevens is no longer employed by the Company.

(11)	Does not include options to acquire 100,000 additional shares of Common Stock of the Company held by Mr. Klevens.

(12)	Mr. Sternberg resigned as President and Chief Executive Officer of the Company effective March 10, 2003, as Chairman of the Board effective October 29, 2003 and as a director effective December 19, 2003. He had been employed in those positions since February 2000.

(13)	Includes 18,000 shares of Common Stock of the Company owned directly by Bonnie Hildebrand Sternberg, Mr. Sternberg’s wife, and does not include options to acquire 1,325,000 additional shares of Common Stock of the Company held by Mr. Sternberg.

PLAN OF DISTRIBUTION

     All or a portion of the shares offered through this prospectus may be sold, from time to time, by or for the Selling Shareholders in one or more transactions in the public market on the American Stock Exchange, in privately negotiated transactions, or in a combination of those transactions. These sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale on the American Stock Exchange, at prices related to prevailing market prices or at negotiated prices. The shares may be sold directly by the Selling Shareholders, each acting as principal for his own account or may be sold through brokers, dealers or other agents designated from time to time by the Selling Shareholders. These brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the Selling Shareholders or the purchasers of the shares. We anticipate that that there will be no underwriting commissions or discounts payable with respect to these transactions, other than brokers’ commissions or fees customarily paid on these types of transactions, which commissions and fees will be borne by the Selling Shareholders.

     Any shares of Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit received by them may be deemed to be underwriting commissions or discounts under the Securities Act as amended. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to our Common Stock for a period of one business day prior to the commencement of that distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated under the Exchange Act including, Regulation M, which provisions may limit the timing of purchases and sales of our Common Stock by the Selling Shareholders. All of these things may limit the marketability of the shares.

     To our knowledge, no underwriting arrangements have been entered into by the Selling Shareholders with respect to the shares as of the date of this prospectus. If we are notified by a Selling Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act disclosing (a) the name of each Selling Shareholder and of the participating broker or dealer, (b) the number of shares involved, (c) the price at which the shares were sold, (d) the commissions paid or the discounts or concessions allowed to the broker or dealer, where applicable, (e) that the broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (f) other facts material to the transaction.

     To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this prospectus to describe any material information concerning the plan of distribution not previously disclosed in this prospectus or any material change to that information in this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in those jurisdictions only through registered or licensed brokers or dealers.

     We will pay all expenses incurred to register the shares, which are estimated to be approximately $10,000, but all brokerage commissions and other expenses incurred by individual Selling Shareholders will be paid by them. There is no assurance that any of the Selling Shareholders will sell any or all of the shares offered through this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are hereby incorporated herein by reference and made a part hereof:

(i)	the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003;

(ii)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004; June 30, 2004 and September 30, 2004;

(iii)	the Company’s current reports on Form 8-K filed on January 22, 2004, February 11, 2004, February 24, 2004, March 25, 2004, July 28, 2004, July 29, 2004, August 31, 2004, September 30, 2004, October 1, 2004, November 19, 2004, December 15, 2004 and January 13, 2005; and

(iv)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 19, 2004.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the of the offering, shall be deemed incorporated herein by reference.

     The Company will provide without charge to each person, including beneficial owners, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to:

Roberto L. Palenzuela, General Counsel and Secretary
Metropolitan Health Networks, Inc.
250 Australian Avenue South, Suite 400
West Palm Beach, FL. 33401
561-805-8500

     The Company is subject to certain informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s Internet site is http://www.sec.gov.

     You should rely only on the information contained or incorporated by reference in this Registration Statement and this Prospectus. We have not authorized anyone else to provide you with different information.

INDEMNIFICATION

     Section 607.0850 of the Florida Statutes (the “Indemnification Statute”) expressly authorizes a corporation to indemnify any person (an “indemnified person”) who was or is a party to any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation (or is or was serving at the request of such corporation in such a position for another entity) against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of such corporation and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful. The Company’s Amended and Restated Articles of Incorporation require indemnification of the Company’s officers and directors to the fullest extent permitted by Florida law. The Company also maintains directors’ and officers’ liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated herein by reference and made a part hereof:

(i)	the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003;

(ii)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004; June 30, 2004 and September 30, 2004;

(iii)	the Company’s current reports on Form 8-K filed on January 22, 2004, February 11, 2004, February 24, 2004, March 25, 2004, July 28, 2004, July 29, 2004, August 31, 2004, September 30, 2004, October 1, 2004, November 19, 2004, December 15, 2004 and January 13, 2005; and

(iv)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 19, 2004.

All other documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of this registration statement and any document incorporated by reference herein at no cost, by writing or calling us at the following address:

Metropolitan Health Networks, Inc.
250 Australian Avenue South, Suite 400
West Palm Beach, FL. 33401
561-805-8513

You should rely only on the information contained or incorporated by reference in this registration statement and the applicable prospectus. We have not authorized anyone else to provide you with different information

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 607.0850 of the Florida Statutes (the “Indemnification Statute”) expressly authorizes a corporation to indemnify any person (an “indemnified person”) who was or is a party to any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation (or is or was serving at the request of such corporation in such a position for another entity) against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of such corporation and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful. The Company’s Amended and Restated Articles of Incorporation require indemnification of the Company’s officers and directors to the fullest extent permitted by Florida law. The Company also maintains directors’ and officers’ liability insurance.

The Company’s By-Laws provide that the Company shall indemnify all directors and officers to the full extent now or hereafter permitted by the Florida Statutes.

Item 7. Exemption from Registration Claimed.

This Registration Statement covers the reoffer and resale of 1,236,917 shares of Common Stock (the “Reoffer Securities”) issued by the Company pursuant to the exercise of stock options received under individual compensation agreements. The shares were issued in reliance upon Section 4(2) of the Securities Act. No general solicitation, advertising, or offer to the general public was made with respect to the Reoffer Securities.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation of the Registrant, as amended (1)

4.2	Amended and Restated By-Laws of the Registrant (2)

4.3	Form of Registrant’s Common Stock Certificate (1)

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.*

10.1	2001 Stock Option Plan, as amended (3)

10.2	Supplemental Stock Option Plan (4)

10.3	Omnibus Equity Compensation Plan*

23.1	Consent of Kaufman, Rossin & Co., P.A.*

23.2	Consent of Hunton & Williams LLP (included in Exhibit 5.1)*

24.1	Power of Attorney* (See page II-4 of this Registration Statement)

*	filed herewith

(1)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed with the Commission on October 29, 1996 (No. 333-5884-A).

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on September 30, 2004.

(3)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed with the Commission on May 24, 2001 (No. 333-61566)

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K/A filed with the Commission on July 28, 2004.

Item 9. Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the West Palm Beach, State of Florida, on this 23rd day of February 2005.

METROPOLITAN HEALTH NETWORKS, INC.
By:	/s/ Michael M. Earley
	Name:	Michael M. Earley
	Title:	Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the persons listed below in the capacities and on the dates indicated.

Each person whose signature appears below constitutes and appoints Michael M. Earley his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that such attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

Michael M. Earley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 23, 2005

Debra A. Finnel	President, Finance, Chief Operating Officer and Director	February 23, 2005

David Gartner	Chief Financial Officer	February 23, 2005

Eric Haskell	Director	February 23, 2005

Barry T. Zeman	Director	February 23, 2005

Martin W. Harrison	Director	February 23, 2005

Douglas R. Carlisle	Director	February 23, 2005

Karl M. Sachs	Director	February 23, 2005

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.*

10.3	Omnibus Equity Compensation Plan*

23.1	Consent of Kaufman, Rossin & Co., P.A.*

23.2	Consent of Hunton & Williams LLP (included in Exhibit 5.1)*

24.1	Power of Attorney* (See page II-4 of this Registration Statement)

*	filed herewith